Exhibit 5.5

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

September 29, 2010

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	The Transaction Documents (as defined below)

Ladies and Gentlemen:

We have acted as special Delaware counsel to the Delaware Corporations (as identified and defined in Annex A hereto), the Delaware LLCs (as identified and defined in Annex B hereto) and the Delaware LP (as identified and defined in Annex C hereto) (the Delaware Corporations, the Delaware LLCs and the Delaware LP are hereinafter collectively referred to as the “Delaware Companies” and each is individually referred to as a “Delaware Company”), in connection with certain matters of Delaware law relating to:

I.	the Indenture dated as of August 5, 2010 by and among Expedia (as identified and defined in Annex A hereto), as issuer, the other Delaware Companies, as guarantors, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”); and

II.	the form of Exchange Notes to be issued by Expedia, as attached as Exhibit A to the Indenture (the “Exchange Notes” and together with the Indenture, the “Transaction Documents” and each, individually, a “Transaction Document”).

In rendering this opinion, we have examined and relied on copies of the following documents in the form provided to us:

A.	the Indenture;

B.	the Exchange Notes;

Expedia, Inc.

September 29, 2010

C.	the Expedia Registration Statement on Form S-4 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2010 under the Securities Act of 1933, as amended (the “Securities Act”);

D.	the Governing Documents (as identified and defined in Annex D hereto);

E.	the Authorizing Resolutions (as identified and defined in Annex E hereto);

F.	one or more certificates of an officer of each of the Delaware Companies dated August 5, 2010;

G.	one or more certificates of an officer of each of the Delaware Companies dated on or about the date hereof; and

H.	certifications of good standing of each of the Delaware Companies obtained as of a recent date from the Office of the Secretary of State of the State of Delaware (the “State Office”).

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion:

i.	except to the extent addressed by our opinions in paragraphs 1, 2 and 3 below, the due incorporation, formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents examined by us under the laws of the jurisdiction of its respective incorporation, formation or organization;

ii.	except to the extent addressed by our opinions in paragraphs 8, 9, 10 and 11 below, the due authorization, authentication, adoption, approval, certification, acknowledgement, execution, filing, indexing and delivery, as applicable, of each of the above-referenced documents by each of the signatories thereto;

iii.	that payment for consideration has been made for limited liability company interests in each Delaware LLC by all members of such Delaware LLC as provided in the Governing Documents of such Delaware LLC, and all of the other terms, conditions and restrictions set forth in the Governing Documents of each Delaware LLC have been satisfied or complied with in connection with the admission of members to such Delaware LLC and the issuance of limited liability company interests in such Delaware LLC;

iv.

that payment for consideration has been made for partnership interests in the Delaware LP by all partners of the Delaware LP as provided in the Governing Documents of the Delaware LP, and all of the other terms, conditions and restrictions set forth in the

Expedia, Inc.

September 29, 2010

Governing Documents of the Delaware LP have been satisfied or complied with in connection with the admission of partners to the Delaware LP and the issuance of partnership interests in the Delaware LP;

v.	that the Indenture has been duly executed and delivered by Hotels.com GP, LLC, acting in its capacity as the sole general partner of the Delaware LP, under the laws of Texas;

vi.	that the Transaction Documents are substantially in the form approved by the governing body of each respective Delaware Company that adopted the respective Authorizing Resolutions;

vii.	that each Transaction Document is necessary or convenient to the conduct, promotion or attainment of the business of each Delaware Corporation;

viii.	solely with respect to the Delaware Corporations, that the consummation of the transactions contemplated by each of the Transaction Documents does not constitute a “business combination” (as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”)) with an “interested stockholder” (as defined in Section 203 of the DGCL);

ix.	solely with respect to Expedia, that the consummation of the transactions contemplated by each of the Transaction Documents would not cause an adjustment reducing the Conversion Price (as defined in the Expedia Certificate of Designations (as identified and defined in Annex D hereto)) below the then par value of the shares of Common Stock (as defined in the Expedia Certificate of Designations) deliverable upon conversion of the shares of Series A Convertible Preferred Stock (as defined in the Expedia Certificate of Designations); and

x.	that each of the documents examined by us is in full force and effect, sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced.

We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

We have been retained to act as special Delaware counsel in connection with the Transaction Documents. We are not regular counsel to the Delaware Companies, and we are not generally informed as to their business affairs. With respect to our opinions below, we note that each Transaction Document is, by its terms, governed by and construed in accordance with the

Expedia, Inc.

September 29, 2010

laws of the State of New York and, for purposes of our opinions, we have assumed that each Transaction Document will be interpreted in accordance with the plain meaning of the written terms thereof as such terms would be interpreted as a matter of Delaware law and we express no opinion with respect to any matter of the laws of the State of New York or any legal standards or concepts under the laws of the State of New York (or any other law other than Delaware law).

Based upon and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.	Each Delaware Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.	Each Delaware LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

3.	The Delaware LP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.	Expedia has the requisite corporate power and authority to execute and deliver each of the Transaction Documents and to perform its obligations thereunder.

5.	Hotwire (as identified and defined in Annex A hereto) has the requisite corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

6.	Each Delaware LLC has the requisite limited liability company power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

7.	The Delaware LP has the requisite limited partnership power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

8.	The Exchange Notes have been duly authorized by Expedia, and the Indenture has been duly authorized, executed and delivered by Expedia.

9.	Hotwire’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by Hotwire, and the Indenture has been duly authorized, executed and delivered by Hotwire.

10.	Each Delaware LLC’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by such Delaware LLC, and the Indenture has been duly authorized, executed and delivered by each Delaware LLC.

Expedia, Inc.

September 29, 2010

11.	The Delaware LP’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by the Delaware LP, and the Indenture has been duly authorized, executed and delivered by the Delaware LP.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We understand that the firm of Wachtell, Lipton, Rosen & Katz (“WLRK”) wishes to rely as to certain matters of Delaware law on the opinions expressed herein in connection with the delivery of its opinion to you dated on or about the date hereof concerning the transactions contemplated hereby, and we hereby consent to such reliance. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof (including, but not limited to, the date, if any, the Exchange Notes are executed, delivered, and issued) for the benefit of any person or entity (including WLRK) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ MORRIS, NICHOLS, ARSHT & TUNNELL LLP

3768498.5

ANNEX A

DELAWARE CORPORATIONS

1.	Expedia, Inc., a Delaware corporation (“Expedia”)

2.	Hotwire, Inc., a Delaware corporation (“Hotwire”)

Expedia and Hotwire are collectively referred to as the “Delaware Corporations” and each is individually referred to as a “Delaware Corporation”.

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ANNEX B

DELAWARE LLCs

1.	TripAdvisor LLC, a Delaware limited liability company (“TripAdvisor”)

2.	Interactive Affiliate Network, LLC, a Delaware limited liability company (“Interactive”)

TripAdvisor and Interactive are collectively referred to as the “Delaware LLCs” and each is individually referred to as a “Delaware LLC”.

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ANNEX C

DELAWARE LP

1.	IAN.com, LP, a Delaware limited partnership (the “Delaware LP”)

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ANNEX D

GOVERNING DOCUMENTS

As the context requires, the following documents are collectively referred to as the “Governing Documents” or as the “Governing Documents” of the Delaware Company to which they relate:

Expedia, Inc.

A certified copy of the Certificate of Incorporation of Expedia, Inc. (attaching a Consent to Use of Name), filed in the State Office on April 18, 2005 (the “Expedia Original Charter”)

A certified copy of the Amended and Restated Certificate of Incorporation of Expedia, Inc., filed in the State Office on August 8, 2005

A certified copy of the Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Expedia, Inc., filed in the State Office on August 9, 2005 (the “Expedia Certificate of Designations”)

The General By-Laws of Expedia, Inc., Amended and Restated as of August 9, 2005

Hotwire, Inc.

A certified copy of the Certificate of Incorporation of Hotwire, Inc. (originally incorporated under the name Cimo, Inc.), filed in the State Office on December 1, 1999

The Amended and Restated Certificate of Incorporation of Hotwire, Inc., as attached to a certified copy of the Certificate of Merger of Hydrogen Properties, Inc. with and into Hotwire, Inc., filed in the State Office on November 5, 2003

A certified copy of the Certificate of Change of Location of Registered Office and of Registered Agent, filed in the State Office on February 17, 2004

The Bylaws of Hotwire, Inc. (under the name Cimo, Inc.)

TripAdvisor LLC

A certified copy of the Certificate of Conversion of TripAdvisor, Incorporated as filed in the State Office on December 20, 2005

D-1

A certified copy of the Certificate of Formation of TripAdvisor LLC as filed in the State Office on December 20, 2005

Limited Liability Company Agreement of TripAdvisor LLC dated as of December 20, 2005, as amended by the First Amendment thereto dated as of November 1, 2007 and the Second Amendment thereto dated as of December 31, 2008

Interactive Affiliate Network, LLC

A certified copy of the Certificate of Formation of Interactive Affiliate Network, LLC as filed in the State Office on September 30, 2003, as amended by the Certificate of Amendment thereto as filed in the State Office on March 4, 2004

Limited Liability Company Agreement of Interactive Affiliate Network, LLC dated as of September 30, 2003, as amended by the First Amendment thereto dated as of December 9, 2008

IAN.com, LP

A certified copy of the Certificate of Limited Partnership of IAN.com, LP as filed in the State Office on September 30, 2003, as amended by the Certificate of Amendment thereto as filed in the State Office on March 4, 2004, which Certificate of Amendment was corrected pursuant to the Certificate of Correction thereto as filed in the State Office on February 5, 2010

Agreement of Limited Partnership of IAN.com, LP dated as of September 30, 2003, as amended by the First Amendment thereto dated as of February 5, 2010

D-2

ANNEX E

AUTHORIZING RESOLUTIONS

As the context requires, the following documents are collectively referred to as the “Authorizing Resolutions” or as the “Authorizing Resolutions” of the Delaware Company to which they relate:

1.	Unanimous Written Consent of the Board of Directors of Expedia, Inc. dated July 28, 2010

2.	Unanimous Written Consent of the Executive Committee of the Board of Directors of Expedia, Inc. dated August 2, 2010

3.	Unanimous Written Consent of the Board of Directors of Hotwire, Inc. dated July 29, 2010

4.	Written Consent of the Sole Member and Manager of TripAdvisor LLC dated July 29, 2010

5.	Written Consent of the Sole Member of Interactive Affiliate Network, LLC dated July 29, 2010

6.	Written Consent of the Sole General Partner of IAN.com, LP dated July 29, 2010

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